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                                                                    EXHIBIT 99.1

Contacts: PHILLIP D. KRAMER                    A. PATRICK DIAMOND
          Executive Vice President and CFO     Manager, Special Projects
          713/646-4560 - 800/564-3036          713/646-4487 - 800/564-3036


FOR IMMEDIATE RELEASE

Plains All American Issues $200 Million, Six-Year Term Loan; Positions Partnership For Potential Acquisitions

     (Houston - September 27, 2001) Plains All American Pipeline, L.P. (NYSE:
PAA) announced today that it had entered into a six-year, $200 million Term Loan with a group of institutional lenders. The new loan expands the aggregate commitments available under the Partnership's existing $830 million senior secured credit facility to $980 million, net of an associated $50 million reduction in the revolving portion of this facility.

     "This transaction accomplishes several important financial objectives," said Phil Kramer, Executive Vice President and Chief Financial Officer. "It positions us to fund our targeted level of acquisition growth, significantly increases our immediate liquidity, expands our universe of capital providers and extends the average maturity of our debt capital structure. In addition, it provides us tremendous flexibility to modify our debt and equity capital structure at minimal incremental cost as future financing and acquisition opportunities warrant." Kramer noted that the Partnership has targeted to achieve approximately $200 million to $300 million per year of acquisitions and believes the current environment may provide opportunities to exceed that target.

     The new term loan currently bears interest at LIBOR plus 2.5%, matures in 2007 and may be repaid by the Partnership at any time without prepayment penalty. The three-month LIBOR index on September 26, 2001, was 2.6%. Proceeds were used to reduce the amount of debt outstanding under the revolving portion of the credit facility. Fleet Securities, Inc. served as sole arranger for the transaction.

     As amended, the Partnership's $980 million senior secured credit facility consists of revolving credit facilities with a combined capacity of $480 million, a $200 million letter of credit and inventory facility, the newly issued $200 million term loan and a $100 million term loan that matures in 2006. Giving effect to the new term loan, outstanding borrowings under the $980 million credit facility at September 26, 2001, totaled $483 million, including $136 million under the revolving credit facilities. Kramer noted that the Partnership currently has interest rate hedges on $275 million principal amount at
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a blended average LIBOR index of 4.9% through August 2002 and hedges on $150 million principal amount from September 2002 through most of 2003 at a LIBOR index of 3.8%. "Given the recent broad decline in interest rates, we will continue to evaluate additional hedging opportunities that would enable us to lock in attractive financing rates," said Kramer.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, demand for various grades of crude oil and resulting changes in pricing conditions, successful third party drilling efforts and completion of announced oil-sands projects, availability of third party production volumes for transportation and marketing, regulatory changes, the availability of acquisition opportunities on terms favorable to the Partnership, fluctuations in the capital markets and the availability to Plains All American of credit on satisfactory terms, successful integration and future performance of assets acquired, unanticipated shortages or cost increases in materials and skilled labor, weather interference, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership's filings with the Securities and Exchange Commission.

  Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in Texas, California, Oklahoma, Louisiana, the Gulf of Mexico and the Canadian Provinces of Alberta and Saskatchewan. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA." The Partnership is headquartered in Houston, Texas.

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